Exhibit 99.5

Item 8. Financial Statements and Supplementary Data
Our financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and the Report of the Registered Independent Public Accounting Firm are included in this report as listed in the index.

Exhibit 99.5

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Insulet Corporation
We have audited the accompanying consolidated balance sheets of Insulet Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also include the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insulet Corporation at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
    As discussed in Note 2 to the consolidated financial statements, the Company changed its method for presenting debt issuance costs as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2015-03, ‘‘Simplifying the Presentation of Debt Issuance Costs,’’ effective December 31, 2015.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2016
(except for the effects of discontinued operations, as discussed in Notes 2 and 18, as to which the date is September 6, 2016)

Exhibit 99.5

INSULET CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$122,672	$151,193
Accounts receivable, net	42,530	35,243
Inventories, net	12,024	11,450
Prepaid expenses and other current assets	4,283	2,670
Current assets of discontinued operations	9,252	7,640
Total current assets	190,761	208,196
Property and equipment, net	41,793	36,942
Intangible assets, net	933	—
Goodwill	39,607	37,396
Other assets	76	294
Long-term assets of discontinued operations	1,956	14,354
Total assets	$275,126	$297,182
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$15,213	$12,580
Accrued expenses and other current liabilities	36,744	18,850
Deferred revenue	2,361	1,554
Current portion of capital lease obligations	5,519	3,380
Current liabilities of discontinued operations	5,319	7,932
Total current liabilities	65,156	44,296
Capital lease obligations	269	2,263
Long-term debt, net of discount	171,698	164,020
Other long-term liabilities	3,952	2,774
Total liabilities	241,075	213,353
Commitments and contingencies (Note 13)
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2015 and 2014. Issued and outstanding: zero shares at December 31, 2015 and 2014.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2015 and 2014. Issued and outstanding: 56,954,830 and 56,299,022 shares at December 31, 2015 and 2014, respectively.	57	56
Additional paid-in capital	686,193	661,811
Accumulated other comprehensive loss	(654)	(13)
Accumulated deficit	(651,545)	(578,025)
Total stockholders’ equity	34,051	83,829
Total liabilities and stockholders’ equity	$275,126	$297,182

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.5

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except share and per share data)	2015	2014	2013
Revenue	$263,893	$231,321	$185,139
Cost of revenue	130,622	104,195	95,364
Gross profit	133,271	127,126	89,775
Operating expenses:
Research and development	43,208	27,900	21,765
Sales and marketing	78,407	50,552	45,176
General and administrative	60,392	57,548	49,509
Total operating expenses	182,007	136,000	116,450
Operating loss	(48,736)	(8,874)	(26,675)
Interest expense	(12,712)	(14,578)	(16,889)
Other income (expense), net	58	(1,225)	1,431
Loss on extinguishment of long-term debt	—	(23,203)	(325)
Interest and other expense, net	(12,654)	(39,006)	(15,783)
Loss from continuing operations before income taxes	(61,390)	(47,880)	(42,458)
Income tax expense	(212)	(60)	(22)
Net loss from continuing operations	(61,602)	(47,940)	(42,480)
Loss from discontinued operations, net of tax ($79, $82 and $78 for years ended December 31, 2015, 2014 and 2013, respectively)	(11,918)	(3,560)	(2,494)
Net loss	$(73,520)	$(51,500)	$(44,974)
Net loss per share basic and diluted
Net loss from continuing operations per share basic and diluted	$(1.08)	$(0.86)	$(0.78)
Net loss from discontinued operations per share basic and diluted	$(0.21)	$(0.06)	$(0.05)
Weighted-average number of shares used in calculating net loss per share	56,785,646	55,628,542	54,010,887

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.5

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended December 31,
(In thousands)	2015	2014	2013
Net loss	$(73,520)	$(51,500)	$(44,974)
Other comprehensive loss, net of tax
Foreign currency translation adjustment, net of tax	(641)	6	(19)
Total other comprehensive (loss) income, net of tax	(641)	6	(19)
Total comprehensive loss	$(74,161)	$(51,494)	$(44,993)

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.5

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2012	48,359,063	$48	$525,679	$(481,551)		$44,176
Exercise of options to purchase common stock	872,073	1	9,479	—		9,480
Issuance for employee stock purchase plan	12,970	—	445	—		445
Stock-based compensation expense	—	—	12,616	—		12,616
Restricted stock units vested, net of shares withheld for taxes	217,281	—	(3,265)	—		(3,265)
Issuance of common stock, net of offering costs of $5.0 million	4,715,000	5	92,807	—		92,812
Exercise of warrants to purchase common stock	47,392	—	—	—		—
Issuance of common stock pursuant to conversion of debt	646,645	1	13,325	—		13,326
Foreign currency translation adjustment, net of tax					(19)	(19)
Net loss	—	—	—	(44,974)		(44,974)
Balance at December 31, 2013	54,870,424	$55	$651,086	$(526,525)	$(19)	$124,597
Exercise of options to purchase common stock	754,522	1	11,084	—		11,085
Issuance for employee stock purchase plan	13,620	—	583	—		583
Stock-based compensation expense	—	—	22,432	—		22,432
Restricted stock units vested, net of shares withheld for taxes	311,921	—	(8,665)	—		(8,665)
Net impact of conversion of 3.75% Notes	—	—	(61,728)	—		(61,728)
Allocation to equity for conversion feature on 2% Notes, net of issuance costs	—	—	34,455	—		34,455
Issuance of common stock pursuant to conversion of debt	348,535		12,564	—		12,564
Foreign currency translation adjustment, net of tax					6	6
Net loss	—	—	—	(51,500)		$(51,500)
Balance at December 31, 2014	56,299,022	$56	$661,811	$(578,025)	$(13)	$83,829
Exercise of options to purchase common stock	449,149	1	7,198			7,199
Issuance for employee stock purchase plan	22,039	—	652			652
Stock-based compensation expense	—	—	19,178			19,178
Restricted stock units vested, net of shares withheld for taxes	184,620	—	(2,646)			(2,646)
Foreign currency translation adjustment, net of tax					(641)	(641)
Net loss	—	—	—	(73,520)	—	(73,520)
Balance at December 31, 2015	56,954,830	$57	$686,193	$(651,545)	$(654)	$34,051

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.5

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2015	2014	2013
Cash flows from operating activities
Net loss	$(73,520)	$(51,500)	$(44,974)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	15,838	12,223	11,806
Non-cash interest and other expense	7,678	10,253	9,731
Stock-based compensation expense	19,178	22,519	12,683
Loss on extinguishment of debt	—	23,203	325
Provision for bad debts	1,184	3,254	4,741
Impairment and other charges	9,086	—	2,511
Changes in operating assets and liabilities:
Accounts receivable	(9,793)	(10,069)	(4,514)
Inventories	(722)	(3,635)	5,403
Deferred revenue	809	654	(4,545)
Prepaid expenses and other assets	(1,460)	662	(320)
Accounts payable, accrued expenses and other current liabilities	17,986	525	10,425
Other long-term liabilities	1,184	831	76
Net cash (used in) provided by operating activities (1)	(12,552)	8,920	3,348
Cash flows from investing activities
Purchases of property and equipment	(10,608)	(11,486)	(7,307)
Acquisition of Canadian distribution business	(4,715)	—	—
Net cash used in investing activities	(15,323)	(11,486)	(7,307)
Cash flows from financing activities
Principal payments of capital lease obligations	(5,576)	(3,858)	(994)
Proceeds from issuance of long-term debt, net of issuance costs	—	194,490	—
Repayment of long-term debt	—	(189,521)	(2,000)
Proceeds from issuance of common stock, net of offering costs	7,851	11,586	102,652
Payment of withholding taxes in connection with vesting of restricted stock units	(2,646)	(8,665)	(3,265)
Net cash (used in) provided by financing activities	(371)	4,032	96,393
Effect of exchange rate changes on cash	(275)	—	—
Net (decrease) increase in cash and cash equivalents	(28,521)	1,466	92,434
Cash and cash equivalents, beginning of period	151,193	149,727	57,293
Cash and cash equivalents, end of period	$122,672	$151,193	$149,727
Supplemental disclosure of cash flow information
Cash paid for interest	$4,025	$4,657	$5,704
Cash paid for taxes	$109	$124	$321
Non-cash investing and financing activities
Allocation to equity for conversion feature for the 2% Notes	$—	$35,638	$—
Common stock issued in exchange for 3.75% Convertible Senior Notes	$—	$12,564	$13,000
Purchases of property and equipment under capital lease	$5,721	$1,474	$9,021

(1)	Includes activity related to discontinued operations. See note 18 to the consolidated financial statements for discussion of discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of the Business
Insulet Corporation, the "Company," is primarily engaged in the development, manufacturing and sale of its proprietary OmniPod Insulin Management System (the “OmniPod System”), an innovative, discreet and easy-to-use insulin infusion system for people with insulin-dependent diabetes. The OmniPod System features a unique disposable tubeless OmniPod which is worn on the body for approximately three days at a time and the handheld, wireless Personal Diabetes Manager (“PDM”). Conventional insulin pumps require people with insulin-dependent diabetes to learn to use, manage and wear a number of cumbersome components, including up to 42 inches of tubing. In contrast, the OmniPod System features two discreet, easy-to-use devices that eliminate the need for a bulky pump, tubing and separate blood glucose meter, provides for virtually pain-free automated cannula insertion, communicates wirelessly and integrates a blood glucose meter.
The Company acquired Neighborhood Holdings, Inc. and its wholly-owned subsidiaries (collectively, “Neighborhood Diabetes”) in June 2011. Through Neighborhood Diabetes, the Company provided customers with blood glucose testing supplies, traditional insulin pumps, pump supplies and pharmaceuticals and had the ability to process claims as either durable medical equipment or through pharmacy benefits. In February 2016, the Company sold Neighborhood Diabetes to Liberty Medical LLC ("Liberty Medical"). Additional information regarding the disposition and treatment of the Neighborhood Diabetes business as discontinued operations is provided in note 18 to the consolidated financial statements.
Commercial sales of the OmniPod System began in the United States in 2005. The Company sells the OmniPod System and other diabetes management supplies in the United States through direct sales to customers or through its distribution partners. The OmniPod System is currently available in multiple countries in Europe, Canada and Israel.
On July 7, 2015, the Company executed an asset purchase agreement whereby it acquired the Canadian OmniPod distribution operations from GlaxoSmithKline ("GSK"). With the acquisition, the Company assumed all distribution, sales, marketing, training and support activities for the OmniPod system in Canada. Additional information regarding this acquisition is provided in note 3 to the consolidated financial statements.
Note 2. Summary of Significant Accounting Policies
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in the application of certain of its significant accounting policies that may materially affect the reported amounts of assets, liabilities, equity, revenue and expenses. The most significant estimates used in these financial statements include the valuation of; stock-based compensation expense, acquired businesses, accounts receivable, inventories, goodwill, deferred revenue, equity instruments, the lives of property and equipment and intangible assets, as well as warranty and doubtful accounts allowance reserve calculations. Actual results may differ from those estimates.
Foreign Currency Translation
For foreign operations, asset and liability accounts are translated at exchange rates as of the balance sheet date; income and expenses are translated using weighted average exchange rates for the reporting period. Resulting translation adjustments are reported in accumulated other comprehensive loss, a separate component of stockholders' equity. Gains and losses arising from transactions and translation of period-end balances denominated in currencies other than the functional currency are included in other expense, net, and were not material for fiscal years 2015, 2014 and 2013.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.
Cash and Cash Equivalents
For the purpose of the financial statement classification, the Company considers all highly liquid investment instruments with original maturities of 90 days or less, when purchased, to be cash equivalents. Cash equivalents include money market accounts, which are carried at cost which approximates their fair value. Outstanding letters

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of credit, related to security deposits for lease obligations, totaled $1.2 million as of December 31, 2015 and December 31, 2014.
Property and Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the respective assets. Leasehold improvements are amortized over their useful life or the life of the lease, whichever is shorter. Assets acquired under capital leases are amortized in accordance with the respective class of owned assets and the amortization is included with depreciation expense. Maintenance and repair costs are expensed as incurred.
Business Combinations
The Company recognizes the assets and liabilities assumed in business combinations on the basis of their fair values at the date of acquisition. The Company assesses the fair value of assets, including intangible assets, using a variety of methods and each asset is measured at fair value from the perspective of a market participant. The method used to estimate the fair values of intangible assets incorporates significant assumptions regarding the estimates a market participant would make in order to evaluate an asset, including a market participant’s use of the asset and the appropriate discount rates for a market participant. Assets recorded from the perspective of a market participant that are determined to not have economic use for the Company are expensed immediately. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Transaction costs and restructuring costs associated with a business combination are expensed as incurred.
Segment Reporting
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker ("CODM") in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has concluded that their Chief Executive Officer is the CODM as he is the ultimate decision maker for key operating decisions, determining the allocation of resources and assessing the financial performance of the Company. These decisions, allocations and assessments are performed by the CODM using consolidated financial information. Consolidated financial information is utilized by the CODM as the Company’s current product offering primarily consists of drug delivery and the OmniPod System. The Company’s products are relatively consistent and manufacturing is centralized and consistent across product offerings. Based on these factors, key operating decisions and resource allocations are made by the CODM using consolidated financial data and as such the Company has concluded that they operate as one segment.
Goodwill
Goodwill represents the excess of the cost of acquired businesses over the fair value of identifiable net assets acquired. The Company follows the provisions of Financial Accounting Standards Board ("FASB") ASC 350-20, Intangibles - Goodwill and Other (“ASC 350-20”). The Company performs an assessment of its goodwill for impairment on at least an annual basis or whenever events or changes in circumstances indicate there might be impairment. The Company's annual impairment test date is October 1st.
The majority of the Company's goodwill resulted from the acquisition of Neighborhood Diabetes in June 2011. This goodwill largely reflects operational synergies and expansion of product offerings across markets complementary to the existing core OmniPod offerings.
As the Company operates in one segment, the Company has considered whether that segment contains multiple reporting units. The Company has concluded that there is a single reporting unit as the Company does not have segment managers and discrete financial information below consolidated results is not reviewed on a regular basis. Based on this conclusion, goodwill was tested for impairment at the enterprise level. The Company performs an annual goodwill impairment test unless interim indicators of impairment exist. The Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its sole reporting unit is less than its carrying amount. This qualitative analysis is used as a basis for determining whether it is necessary to perform the two-step goodwill impairment analysis. If the Company determines that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test will be performed. The first step compares the carrying value of the reporting unit to its fair value using a discounted cash flow analysis. If the reporting unit’s carrying value exceeds its fair value, the Company would record an impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value. There was no impairment of goodwill during the years ended December 31, 2015, 2014 or 2013. As a result of the sale of Neighborhood Diabetes, goodwill totaling $0.1 million was allocated to the discontinued business on the disposition date using the relative fair value approach.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the change in carrying amount of goodwill during the period indicated:

	Years Ended December 31,
	2015	2014
(In thousands)
Goodwill:
Beginning balance	$37,396	$37,396
Goodwill as a result of acquisition	2,403	—
Foreign currency adjustment	(192)	—
Ending balance	$39,607	$37,396
Revenue Recognition
The Company generates the majority of its revenue from sales of its OmniPod System to customers and third-party distributors who resell the products to patients with diabetes.
Revenue recognition requires that persuasive evidence of a sales arrangement exists, delivery of goods occurs through transfer of title and risk and rewards of ownership, the selling price is fixed or determinable and collectability is reasonably assured. With respect to these criteria:

•
The evidence of an arrangement generally consists of a physician order form, a patient information form and, if applicable, third-party insurance approval for sales directly to patients or a purchase order for sales to a third-party distributor.

•	Transfer of title and risk and rewards of ownership are passed to the patient or third-party distributor upon shipment of the products.

•
The selling prices for all sales are fixed and agreed with the patient or third-party distributor and, if applicable, the patient’s third-party insurance provider(s) prior to shipment and are based on established list prices or, in the case of certain third-party insurers, contractually agreed upon prices. Provisions for discounts, rebates and other adjustments to customers are established as a reduction to revenue in the same period the related sales are recorded.

The Company offers a 45-day right of return for sales of its OmniPod System in the United States, and a 90-day right of return for sales of its OmniPod System in Canada to new patients and defers revenue to reflect estimated sales returns in the same period that the related product sales are recorded. Returns are estimated through a comparison of the Company’s historical return data to its related sales. Historical rates of return are adjusted for known or expected changes in the marketplace when appropriate. When doubt exists about reasonable assuredness of collectability from specific customers, the Company defers revenue from sales of products to those customers until payment is received.
In June 2011, the Company entered into a development agreement with a U.S. based pharmaceutical company (the "Development Agreement”). Under the Development Agreement, the Company was required to perform design, development, regulatory, and other services to support the pharmaceutical company as it worked to obtain regulatory approval to use the Company’s drug delivery technology as a delivery method for its pharmaceutical. Over the term of the Development Agreement, the Company has invoiced amounts based upon meeting certain deliverable milestones. Revenue on the Development Agreement was recognized using a proportional performance methodology based on efforts incurred and total payments under the agreement. The impact of changes in the expected total effort or contract payments was recognized as a change in estimate using the cumulative catch-up method. The pharmaceutical company received regulatory approval and now purchases product from the Company for use with its pharmaceutical under a supply agreement. Product revenue under this arrangement is recognized at the time that all of the revenue recognition criteria are met, typically upon shipment.
The Company deferred revenue of $2.5 million and $1.6 million as of December 31, 2015 and December 31, 2014, respectively. Deferred revenue as of December 31, 2015 included $0.2 million classified in other long-term liabilities. Deferred revenue primarily relates to undelivered elements on certain arrangements within our developmental arrangements and other instances where we have not yet met the revenue recognition criteria.
International OmniPod revenue accounted for approximately 15%, 22% and 13% in the years ended December 31, 2015, 2014 and 2013, respectively.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Shipping and Handling Costs
The Company does not typically charge its customers for shipping and handling costs associated with shipping its product to its customers. These shipping and handling costs are included in general and administrative expenses.
Concentration of Credit Risk
Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents. The Company maintains the majority of its cash with two financial institutions.
The Company purchases OmniPods from Flextronics International Ltd., its single source supplier. As of December 31, 2015 and December 31, 2014, liabilities to this vendor represented approximately 28% and 30% of the combined balance of accounts payable, accrued expenses and other current liabilities, respectively.
In the year ended December 31, 2015, three customers represented 13%, 10% and 12% of total revenue, respectively. In the year ended December 31, 2014, two customers represented 19% and 14% of total revenue, respectively. In the year ended December 31, 2013, two customer represented 17% and 10% of total revenue, respectively.
Reclassification of Prior Period Balance
Certain reclassifications have been made to prior periods amounts to conform to the current period financial statement presentation including adjusting footnotes within to reflect the presentation of discontinued operations as further discussed in Note 18. These reclassifications have no effect on previously reported net loss.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 requires that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Under this guidance, a company may make additional estimates regarding performance conditions and the allocation of variable consideration. The guidance is effective in fiscal years beginning January 1, 2018, with early adoption permitted. The Company is currently evaluating the impact of ASU 2014-09. The Company has not yet selected a transition method nor has it determined the effect of the standard on our consolidated financial position and results of operations.
In June 2014, the FASB issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718), Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period ("ASU 2014-12"). ASU 2014-12 clarifies the period over which compensation cost would be recognized in awards with a performance target that affects vesting and that could be achieved after the requisite service period. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved. The guidance is effective in fiscal years beginning after January 1, 2016, with early adoption permitted. Based on the Company's current equity practices, the Company does not anticipate that the adoption will have a material impact.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements- Going Concern ("ASU 2014-15"). ASU No. 2014-15 requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.  The new standard is effective for fiscal years ending after December 15, 2016.  Early adoption is permitted. The Company has concluded, that if this standard had been adopted as of December 31, 2015, substantial doubt about the Company’s ability to continue as a going concern would not exist.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"). ASU 2015-03 amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. The guidance is effective for annual reporting periods beginning after December 15, 2015, and must be applied retrospectively. Early adoption is permitted. The Company has adopted ASU 2015-03, as of December 31, 2015. The Company historically presented deferred debt issuance costs, or fees related to directly issuing debt, as assets on the consolidated balance sheets. As of December 31, 2014, the adoption of this standard resulted in the reclassification of $5.0 million from other assets to long-term debt. These costs will continue to be amortized as interest expense over the term of the corresponding debt issuance.
In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory ("ASU 2015-11"). ASU 2015-11 amends existing guidance and requires entities to measure most inventory at the lower of cost and

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

net realizable value. The guidance is effective prospectively for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. Upon adoption, entities must disclose the nature of and reason for the accounting change. The Company is currently evaluating the impact of ASU 2015-11.
In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement Period Adjustments ("ASU 2015-16"). ASU 2015-16 eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement period adjustment during the period in which it determines the amount of the adjustment, including the effect on earnings of any amounts it would have recorded in previous periods if the accounting had been completed at the acquisition date. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2015-16.
In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires companies to classify all deferred tax assets and liabilities, along with any valuation allowance, as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. During the fourth quarter of 2015, the Company elected early adoption of this standard as it improved the efficiency of the year end financial reporting process for income taxes and applied the changes retrospectively to all prior periods presented in its consolidated financial statements. Adoption did not have a material impact to the financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases ("ASU 2016-02"). ASU 2016-02 requires lessees to recognize the assets and liabilities on their balance sheet for the rights and obligations created by most leases and continue to recognize expenses on their income statements over the lease term.  It will also require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted for all entities. The Company is currently evaluating the impact of ASU 2016-02.
Other Significant Policies:
The following table identifies the Company's other significant accounting policies and the note and page where a detailed description of each policy can be found.

Fair Value Measurements	Note	4	Page	13

Accounts Receivable and Allowance for Doubtful Accounts	Note	8	Page	18

Inventories	Note	9	Page	18

Intangibles and Other Long-Lived Assets	Note	11	Page	20

Warranty	Note	12	Page	21

Stock-Based Compensation	Note	14	Page	23

Income Taxes	Note	16	Page	27

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combinations
On July 7, 2015, the Company executed an asset purchase agreement with GlaxoSmithKline (GSK) whereby the Company acquired GSK's assets associated with the Canadian distribution of the Company's products. With the acquisition, the Company assumed all distribution, sales, marketing, training and support activities for the OmniPod system in Canada through its wholly-owned subsidiary, Insulet Canada Corporation.
The acquisition allows the Company to establish a local presence in Canada that enables it to engage directly with healthcare providers and OmniPod users. The aggregate purchase price of approximately $4.7 million consisted of cash paid at closing, subject to certain adjustments.
The Company has accounted for the acquisition as a business combination. Under business combination accounting, the assets and liabilities were recorded as of the acquisition date, at their respective fair values, and consolidated with the Company. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill and largely reflects operational synergies complimentary to the existing business. The operating results of GSK Canada have been included in the consolidated financial statements since July 7, 2015, the date the acquisition was completed. These results are not material to our revenues or operating results.
Prior to the acquisition the Company had a pre-existing relationship with GSK. As a result of the acquisition, the pre-existing relationship was settled by Insulet, with Insulet repurchasing the $0.5 million of inventory held by GSK at the date of the asset purchase. The inventory repurchased had been sold to GSK during the second quarter of 2015, however no revenue was recognized by Insulet on these sales given the expectation to repurchase. As the inventory was repurchased at cost, there were no gains or losses associated with this transaction. This transaction was accounted for separately from the business combination.
The table below details the consideration transferred to acquire GSK (in thousands):

Cash	$5,000
Employment liability transfer fee	(285)
Total consideration	$4,715
The assets acquired and liabilities assumed were recorded at fair value at date of acquisition as follows:

Goodwill	$2,403
Contractual relationships	2,100
Inventory step up	230
Assumed liabilities	(18)
$4,715
During the year ended December 31, 2015, the Company incurred transaction costs of $0.1 million, consisting primarily of legal fees, which have been recorded as general and administrative expenses. The Company determined that there was no value to the reacquisition of the Canada exclusivity contract due to the contribution charges of the contractual relationships.
Note 4. Fair Value Measurements
The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”) related to the fair value measurement of certain of its assets and liabilities. ASC 820 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. When estimating fair value, depending on the nature and complexity of the asset or liability, the Company may use one or all of the following approaches:

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets less an allowance for functional and/or economic obsolescence.

•	Income approach, which is based on the present value of the future stream of net cash flows.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, as described in ASC 820, of which the first two are considered observable and the last unobservable:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — observable inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 — unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions
Certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities are carried at cost, which approximates their fair value because of the short-term maturity of these financial instruments.
The following table provides a summary of assets that are measured at fair value as of December 31, 2015 and 2014, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Fair Value Measurements
	Total	Level 1	Level 2	Level 3
December 31, 2015
Recurring Fair Value Measurements:
Cash Equivalents - Money Market Funds	$98,223	$98,223	$—	$—
Non-Recurring Fair Value Measurements:
Long-lived assets from discontinued operations(1)	$1,800	$—	$—	$1,800
December 31, 2014
Recurring Fair Value Measurements:
Cash Equivalents - Money Market Funds	$123,141	$123,141	$—	$—

(1)
Long-lived assets from discontinued operations relate to the asset group of the Neighborhood Diabetes business which consists of definite lived intangible assets and property and equipment, presented in long-term assets of discontinued operations on the balance sheet. During the fourth quarter, the Company recognized an impairment charge on this asset group totaling $9.1 million, which represented the difference between the fair value of the asset group and the carrying value and is presented as part of discontinued operations. As a result of the impairment the asset group has been recorded at fair value as of December 31, 2015. The fair value for the asset group was determined using the direct cash flows expected to be received from the disposition of the asset group, which was completed in February 2016 (level 3 input).

Debt
The estimated fair value of debt is based on the Level 1 quoted market prices for the same or similar issues and included the impact of the conversion features.
The carrying amounts and the estimated fair values of financial instruments as of December 31, 2015 and 2014, are as follows (in thousands):

	December 31, 2015		December 31, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
2% Convertible Senior Notes	$171,698	$207,882	$164,020	$237,475
The Company issued $201.3 million in principal amount of 2% Notes (as defined below) in June 2014. The carrying value of the 2% Notes at December 31, 2015 includes a debt discount of $25.7 million which is being amortized as non-cash interest expense over the term of the 2% Notes. The decrease in the estimated fair values of these liabilities from December 31, 2014 to 2015 represents the impact of the quoted bond prices at those dates.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Debt
The Company had outstanding convertible debt and related deferred financing costs on its consolidated balance sheet as follows (in thousands):

	As of
	December 31, 2015	December 31, 2014
Principal amount of the 2% Convertible Senior Notes	$201,250	$201,250
Unamortized debt discount	(25,704)	(32,256)
Deferred financing costs	$(3,848)	$(4,974)
Long-term debt, net of discount	$171,698	$164,020
Interest expense related to the 3.75% Notes (as defined below) and the 2% Notes was included in interest and other expense on the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2015	2014	2013
Contractual coupon interest	$4,025	$4,657	$5,704
Accretion of debt discount	6,552	8,007	10,492
Amortization of debt issuance costs	1,126	895	590
Loss on extinguishment of long-term debt	—	23,203	325
Total interest and other expense	$11,703	$36,762	$17,111
3.75% Convertible Senior Notes
In June 2011, the Company sold $143.8 million in principal amount of 3.75% Convertible Senior Notes due June 15, 2016 (the "3.75% Notes"). The interest rate on the notes was 3.75% per annum, payable semi-annually in arrears in cash on December 15 and June 15 of each year. The 3.75% Notes were convertible into the Company’s common stock at an initial conversion rate of 38.1749 shares of common stock per $1,000 principal amount of the 3.75% Notes, which was equivalent to a conversion price of approximately $26.20 per share.
In connection with the issuance of the 3.75% Notes, the Company repurchased $70 million in principal amount of its 5.375% Convertible Senior Notes due June 15, 2013 (the "5.375% Notes") for $85.1 million, a 21.5% premium on the principal amount. The investors that held the $70 million in principal amount of repurchased 5.375% Notes purchased $59.5 million in principal amount of the 3.75% Notes and retained approximately $13.5 million in principal amount of the remaining 5.375% Notes. These investors’ combined $73.0 million in principal amount of convertible debt ($13.5 million of 5.375% Notes and $59.5 million of 3.75% Notes) was considered to be a modification of a portion of the 5.375% Notes and was accounted for separately from the issuance of the remainder of the 3.75% Notes.
The Company recorded a total debt discount of $25.8 million related to the modified debt. This discount consisted of $10.5 million related to the remaining debt discount on the $70 million in principal amount of 5.375% Notes repurchased, $15.1 million related to the premium payment in connection with the repurchase and $0.2 million related to the increase in the value of the conversion feature. The total debt discount was being amortized as non-cash interest expense at the effective rate of 16.5% over the five year term of the modified debt. Additionally, the Company paid transaction fees of approximately $2.0 million related to the modification, which were recorded as interest and other expense at the time of the modification.
As of December 31, 2013, the 5.375% Notes were repaid in full and no amounts remained on the Company's balance sheet related to these notes.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Of the $143.8 million in principal amount of 3.75% Notes issued in June 2011, $84.3 million in principal amount was considered to be an issuance of new debt. The Company recorded a debt discount of $26.6 million related to the $84.3 million in principal amount of 3.75% Notes. The debt discount was recorded as additional paid-in capital to reflect the value of its nonconvertible debt borrowing rate of 12.4% per annum and was being amortized as non-cash interest expense over the five year term of the 3.75% Notes. The Company incurred deferred financing costs related to this offering of approximately $2.8 million, of which $0.9 million has been reclassified as an offset to the value of the amount allocated to equity. The remainder was recorded as other assets in the consolidated balance sheet and was being amortized as non-cash interest expense over the five year term of the 3.75% Notes.
In June 2014, in connection with the issuance of $201.3 million in principal amount of 2% Convertible Senior Notes due June 15, 2019 (the “2% Notes”), the Company repurchased approximately $114.9 million in principal amount of the 3.75% Notes for $160.7 million, a premium of $45.8 million over the principal amount. Investors that held approximately $80.0 million of 3.75% Notes purchased approximately $98.2 million in principal amount of the 2% Notes. The repurchase of the 3.75% Notes was treated as an extinguishment of debt since the fair value of the conversion feature changed by more than 10%. The extinguishment of the 3.75% Notes was accounted for separately from the issuance of the 2% Notes. The $160.7 million paid to extinguish the debt was allocated to debt and equity based on their respective fair values immediately prior to the transaction. The Company allocated $112.4 million of the payment to the debt and $48.3 million to equity.
The 3.75% Notes were convertible at the option of the holder during the quarter ended June 30, 2014 since the last reported sales price per share of the Company's common stock was equal to or greater than 130% of the conversion price for at least 20 of the 30 trading days ended on March 31, 2014. The 3.75% Notes and any unpaid interest were convertible at the Company’s option for cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock.
Beginning on June 20, 2014, the Company had the right to redeem the 3.75% Notes, at its option, in whole or in part, if the last reported sale price per share of the Company’s common stock was at least 130% of the conversion price then in effect for at least 20 trading days during a period of 30 consecutive trading days. In June 2014, the Company met the redemption requirements and notified holders of its intent to redeem the outstanding $28.8 million in principal amount of 3.75% Notes in July 2014. Prior to the redemption date, holders of $28.5 million in principal amount of 3.75% Notes exercised their right to convert their outstanding 3.75% Notes. The Company settled this conversion of the 3.75% Notes in July 2014 by providing cash of $28.5 million for the principal amount of the outstanding 3.75% Notes converted and issuing 348,535 shares of common stock for the conversion premium totaling $12.6 million, for a total consideration paid of $41.1 million. The Company settled the redemption of the remaining $0.3 million in principal amount in exchange for a cash payment of $0.3 million representing principal and accrued and unpaid interest. The Company allocated $27.9 million of the total consideration paid to the debt and $13.5 million to equity.
The Company recorded a loss on extinguishment of debt of $23.2 million in connection with the repurchase and redemption of the 3.75% Notes during the year ended December 31, 2014, representing the excess of the $140.3 million allocated to the debt over its carrying value, net of deferred financing costs.
Certain features related to a portion of the 3.75% Notes, including the holders’ ability to require the Company to repurchase their notes and the higher interest payments required in an event of default, were considered embedded derivatives and were required to be bifurcated and accounted for at fair value. The Company assessed the value of these embedded derivatives at each balance sheet date.
No cash interest expense was recorded related to the 3.75% Notes in the year ended December 31, 2015. Cash interest expense related to the 3.75% Notes outstanding was $2.4 million and $5.4 million in the years ended December 31, 2014 and 2013, respectively. There was no non-cash interest expense recorded in the year ended December 31, 2015 related to the 3.75% Notes, compared to $4.9 million and $10.8 million in years ended December 31, 2014 and 2013, respectively.
As of December 31, 2014, no amounts remain outstanding related to the 3.75% Notes.
2% Convertible Senior Notes
In June 2014, the Company sold $201.3 million in principal amount of the 2% Notes due June 15, 2019. The interest rate on the notes is 2% per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year. The 2% Notes are convertible into the Company’s common stock at an initial conversion rate of 21.5019 shares of common stock per $1,000 principal amount of the 2% Notes, which is equivalent to a conversion price of approximately $46.51 per share, subject to adjustment under certain circumstances.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recorded a debt discount of $35.6 million related to the 2% Notes. The debt discount was recorded as additional paid-in capital to reflect the value of the Company’s nonconvertible debt borrowing rate of 6.2% per annum. This debt discount is being amortized as non-cash interest expense over the five year term of the 2% Notes. The Company incurred deferred financing costs related to this offering of approximately $6.7 million, of which $1.2 million has been reclassified as an offset to the value of the amount allocated to equity. The remainder is recorded as a reduction to debt in the consolidated balance sheet and is being amortized as non-cash interest expense over the five year term of the 2% Notes.
The 2% Notes contain provisions that allow for additional interest to the holders of the Notes upon the failure to timely file documents or reports that the Company is required to file with the SEC. The additional interest is at a rate of 0.25% per annum of the principal amount of the notes outstanding for the first 180 days and 0.50% per annum of the principal amount of the notes outstanding for a period up to 360 days.
If the Company is purchased by a company outside of the US, then additional taxes may be required to be paid by the Company under the terms of the 2% Notes.
The Company determined that the higher interest and tax payments required in certain circumstances are considered embedded derivatives and should be bifurcated and accounted for at fair value. The Company assesses the value of the embedded derivatives at each balance sheet date. The derivatives had de minimis value at the balance sheet date.
Cash interest expense related to the 2% Notes was $4.0 million and $2.3 million in the years ended December 31, 2015 and 2014, respectively. Non-cash interest expense related to the 2% Notes was $7.7 million and $4.0 million in the years ended December 31, 2015 and 2014, respectively.
As of December 31, 2015, the Company included $171.7 million on its balance sheet in long-term debt related to the 2% Notes.
Note 6. Capital Lease Obligations
As of December 31, 2015 and 2014, the Company has approximately $13.7 million and $8.0 million of manufacturing equipment acquired under capital leases, included in property and equipment, respectively. The obligations under the capital leases are being repaid in equal monthly installments over 24 to 36 month terms and include principal and interest payments with an effective interest rate of 13% to 17%.
The assets acquired under capital leases are being amortized on a straight-line basis over 5 years in accordance with the Company's policy for depreciation of manufacturing equipment. Amortization expense on assets acquired under capital leases is included with depreciation expense. Amortization expense related to these capital leased assets was $2.5 million, $1.3 million and $0.6 million in the years ended December 31, 2015, 2014 and 2013, respectively.
Assets held under capital leases consist of the following (in thousands):

	As of
	December 31, 2015	December 31, 2014
Manufacturing equipment	$13,705	$7,984
Less: Accumulated amortization	(4,346)	(1,885)
Total	$9,359	$6,099
The aggregate future minimum lease payments related to these capital leases as of December 31, 2015, are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2016	$5,874
2017	269
Total future minimum lease payments	$6,143
Interest expense	(355)
Total capital lease obligations	$5,788
The Company recorded $1.2 million of interest expense on capital leases in the years ended December 31, 2015 and 2014, and $0.4 million of interest expense on capital leases in 2013.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding unvested restricted common shares. Diluted net loss per share is computed using the weighted average number of common shares outstanding and, when dilutive, potential common share equivalents from options, restricted stock units and warrants (using the treasury-stock method), and potential common shares from convertible securities (using the if-converted method). Because the Company reported a net loss from both continuing and discontinued operations for the years ended December 31, 2015, 2014 and 2013, all potential dilutive common shares have been excluded from the computation of the diluted net loss per share for all periods presented, as the effect would have been anti-dilutive.
Potential dilutive common share equivalents consist of the following:

	Years Ended December 31,
	2015	2014	2013
3.75% Convertible Senior Notes	—	—	5,487,642
2.00% Convertible Senior Notes	4,327,257	4,327,257	—
Unvested restricted stock units	811,965	746,612	1,011,893
Outstanding options	2,999,199	1,847,669	1,828,613
Total dilutive common shares	8,138,421	6,921,538	8,328,148
Note 8. Accounts Receivable
Accounts receivable consist of amounts due from third-party payors, patients, third-party distributors and government agencies. The Company records an allowance for doubtful accounts at the time potential collection risk is identified. The Company estimates its allowance based on historical experience, assessment of specific risk, discussions with individual customers or various assumptions and estimates that are believed to be reasonable under the circumstances. The Company believes the reserve is adequate to mitigate current collection risk.
Accounts receivable from two customers represented approximately 22% and 19% of gross accounts receivable as of December 31, 2015, respectively. As of December 31, 2014 accounts receivable from two customers represented approximately 22% and 12% of gross accounts receivable, respectively.
The components of accounts receivable related to continuing operations are as follows (in thousands):

	As of
	December 31, 2015	December 31, 2014
Trade receivables	$46,668	$40,121
Allowance for doubtful accounts	(4,138)	(4,878)
Total accounts receivable	$42,530	$35,243
Refer to footnote 18 for accounts receivable related to discontinued operations.
Note 9. Inventories
Inventories are held at the lower of cost or market, determined under the first-in, first-out method. Inventory has been recorded at cost as of December 31, 2015 and 2014. Work in process is calculated based upon a buildup in the stage of completion using estimated labor inputs for each stage in production. The Company periodically reviews inventories for net realizable value based on quantities on hand and expectations of future use.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventories related to continuing operations consist of the following (in thousands):

	As of
	December 31, 2015	December 31, 2014
Raw materials	$632	$853
Work-in-process	1,960	254
Finished goods, net	9,432	10,343
Total inventories	$12,024	$11,450
Refer to footnote 18 for inventories related to discontinued operations, which are fully comprised of finished goods.
Note 10. Property and Equipment
Property and equipment related to continuing operations consist of the following (in thousands):

	Estimated Useful Life (Years)	As of December 31,
		2015	2014
Machinery and equipment	2-5	$49,059	$35,690
Lab equipment	2-3	1,615	1,585
Computers	3	2,067	3,937
Software	3	2,566	5,399
Office furniture and fixtures	3-5	1,468	1,140
Leasehold improvement	*	927	810
Construction in process	—	12,275	10,502
Total property and equipment		$69,977	$59,063
Less: accumulated depreciation		(28,184)	(22,121)
Total property and equipment		$41,793	$36,942

* Lesser of lease term or useful life of asset
Property and equipment by geographic location consist of the following (in thousands):

	As of December 31,
	2015	2014
Property and equipment:
U.S. property and equipment	$19,267	$21,892
Non-U.S. property and equipment	50,710	37,171
Less: accumulated depreciation	(28,184)	(22,121)
Total property and equipment	$41,793	$36,942
Property and equipment related to discontinued operations were not significant as of December 31, 2015 and 2014.
Depreciation expense related to property and equipment from continuing operations was $11.4 million, $7.7 million, and $6.4 million for the years ended December 31, 2015, 2014 and 2013, respectively. Depreciation expense from discontinued operations was not significant during those same periods. The Company recorded $0.2 million of capitalized interest in the years ended December 31, 2015 and 2014 and $0.3 million of capitalized interest in 2013.
Construction in process mainly consists of infrastructure improvements and internal use software. Depreciation on software does not begin until the assets are integrated into the current systems.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the years ended December 31, 2015 and 2014, the Company wrote-off $5.4 million and $19.0 million, respectively, of fully depreciated assets, as the assets were no longer in use. No gain or loss was recognized in the year ended December 31, 2014 related to the write-off of these assets.
Note 11. Other Intangible Assets
The Company’s finite-lived intangible assets are stated at cost less accumulated amortization. The Company assesses its intangible and other long-lived assets for impairment whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable. The Company recognizes an impairment loss for intangibles and other finite-lived assets if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows. Any such impairment loss is measured as the difference between the carrying amount and the fair value of the asset. The estimation of useful lives and expected cash flows requires the Company to make significant judgments regarding future periods that are subject to some factors outside its control. Changes in these estimates can result in significant revisions to the carrying value of these assets and may result in material charges to the results of operations.
The Company recorded $32.9 million of other intangible assets as a result of the acquisition of Neighborhood Diabetes in 2011. In December 2015, the Company completed a long-lived asset impairment test for Neighborhood Diabetes and determined that the carrying value of the long-lived asset group, which included intangible assets, exceeded the undiscounted cash flows expected to be generated from the asset group. The Company compared the fair value of the intangible assets and the related asset group, which was estimated based on the subsequent sales price of the asset group as of February 2016. As a result, an impairment charge of $9.0 million was recorded within discontinued operations for the year ended December 31, 2015. The impairment charge was allocated on pro-rata basis based on the carrying value of the assets within the asset group. As a result, impairment charges of approximately $7.4 million and $1.6 million, respectively, were recorded on the customer relationship and trade name intangible assets which are included within long-term assets of discontinued operations on the balance sheet.
 The Company recorded $2.1 million of other intangible assets in the year ended December 31, 2015 as a result of the July 2015 acquisition of its Canadian distribution business (see Footnote 3 for further description). The Company determined that the estimated useful life of the contractual relationship asset is 5 years and is amortizing the asset over the estimated lives, based on the expected cash flows of the assets, accordingly. The amortization expense of other intangible assets was approximately $1.0 million for the year ended December 31, 2015, which was recorded in general and administration expenses on the statement of operations.
Intangible assets on the balance sheet consist of the following (in thousands):

		As of
	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer and contractual relationships, net(1) (2)	$3,399	$(1,000)	$2,399	$30,100	$(18,167)	$11,933
Tradename (3)	322	—	322	2,800	(669)	2,131
Total intangible assets (4)	$3,721	$(1,000)	$2,721	$32,900	$(18,836)	$14,064

(1)	Includes foreign currency translation loss of approximately $0.2 million.

(2)
The customer relationships asset includes $1.5 million of both the gross carrying amount and net book value, respectively that are included in long-term assets from discontinued operations on the balance sheet as of December 31, 2015. The full customer relationships balance as of December 31, 2014 is included in long-term assets from discontinued operations on the balance sheet.

(3)	The tradename asset is included in long-term assets from discontinued operations on the balance sheet as of December 31, 2015 and 2014.

(4)
As a result of the impairment recorded on the Neighborhood Diabetes asset group, the Company recorded an impairment charge of approximately $9.0 million on the related Neighborhood Diabetes intangible assets, which was recorded through discontinued operations. This resulted in the gross carrying value and accumulated amortization of the Neighborhood Diabetes intangibles being reduced by $31.1 million and $22.1 million respectively at December 31, 2015.

Amortization expense was approximately $1.0 million from continuing operations and $3.3 million from discontinued operations for the year ended December 31, 2015. Amortization expense from discontinued operations was approximately $4.0 million and $4.9 million for the years ended December 31, 2014 and 2013,

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

respectively. There was no amortization expense from continuing operations in the years ended December 31, 2014 and 2013, respectively.
Amortization expense expected for the next five years and thereafter from continuing operations is as follows (in thousands):

Amortization Expense
Years Ending December 31,	Customer and Contractual Relationships
2016	$421
2017	175
2018	150
2019	125
2020	62
Thereafter	—
Total	$933
As of December 31, 2015, the weighted average amortization period of the Company’s intangible assets from continuing operations is approximately 5.0 years.
Note 12. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities related to continuing operations consist of the following (in thousands):

	Years Ended December 31,
	2015	2014
Employee compensation and related items	$16,856	$9,521
Professional and consulting services	5,654	3,650
Sales and use tax	1,163	268
Supplier charges	4,981	1,201
Warranty	1,592	981
Other	6,498	3,229
Total accrued expenses and other current liabilities	$36,744	$18,850
Product Warranty Costs
The Company provides a four-year warranty on its PDMs sold in the United States and a five-year warranty on its PDMs sold in Canada and may replace any OmniPods that do not function in accordance with product specifications. The Company estimates its warranty at the time the product is shipped based on historical experience and the estimated cost to service the claims. Warranty expense is recorded in cost of goods sold on the statement of operations. Cost to service the claims reflects the current product cost which has been decreasing over time. As these estimates are based on historical experience, and the Company continues to introduce new products and versions, the Company also considers the anticipated performance of the product over its warranty period in estimating warranty reserves.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the changes in the Company’s product warranty liability is as follows (in thousands):

	Years Ended December 31,
	2015	2014
Balance at the beginning of the period	$2,614	$3,090
Warranty expense	4,964	1,665
Warranty claims settled	(3,426)	(2,141)
Balance at the end of the period	$4,152	$2,614

	As of
	December 31, 2015	December 31, 2014
Composition of balance:
Short-term	$1,592	$981
Long-term	2,560	1,633
	$4,152	$2,614
Note 13. Commitments and Contingencies
Operating Leases
The Company leases its facilities in Massachusetts, New York, Florida, Canada and Singapore. The Company’s leases are accounted for as operating leases. The leases generally provide for a base rent plus real estate taxes and certain operating expenses related to the leases.
In 2013, the Company entered into a new lease agreement for approximately 90,000 square feet of laboratory and office space for its corporate headquarters in Billerica, Massachusetts. The lease term began in August 2014 and expires in November 2022 and contains escalating payments over the life of the lease. In 2015, the Company extended its Singapore lease which now expires in July 2016. In 2014, the Company amended its existing lease for warehouse space in Billerica, Massachusetts which extended the term and increased the approximate square footage under the lease. The lease now expires in September 2019. In the second quarter of 2015, the Company entered into a new lease agreement of office space in Ontario, Canada. The lease term began in June 2015 and expires in May 2018.
Certain of the Company’s operating lease agreements contain scheduled rent increases. Rent expense is recorded using the straight-line method and deferred rent is included in other liabilities in the accompanying balance sheets. The Company has considered FASB ASC 840-20, Leases in accounting for these lease provisions.
The aggregate future minimum lease payments related to these leases from continuing operations as of December 31, 2015, are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2016	$2,141
2017	2,178
2018	2,160
2019	2,169
2020	2,146
Thereafter	3,934
Total	$14,728
Minimum future lease payments for discontinued operations are not significant.
Legal Proceedings
The Company is in the process of responding to a revised audit report received in December 2015 on behalf of the Centers for Medicare and Medicaid Services and the State of New York alleging overpayment of certain Medicaid claims to Neighborhood Diabetes.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company is in the process of responding to a draft audit report received in June 2015 from the Connecticut Department of Social Services Office of Quality Assurance alleging overpayment of certain Medicaid claims to Neighborhood Diabetes.
The Company is in the process of responding to a revised audit report received in February 2016 from the Massachusetts Department of Revenue for sales and use tax audits related to Insulet Corporation.
The Company is in the process of responding to a revised audit report received in February 2016 from the Massachusetts Department of Revenue for sales and use tax audits related to Neighborhood Diabetes.
The Company has determined that it is probable that a loss has been incurred for the four audits discussed above and has recorded an aggregate liability of $1.7 million based on the Company's current estimate of potential loss. $1 million related to Neighborhood Diabetes was recorded through discontinued operations and $0.7 related to the sales and use tax audit for Insulet Corporation was recorded through general and administrative expense and accrued as of December 31, 2015.
In October 2013, the Company received a letter from the Office of the Massachusetts Attorney General contending that prior to September 2012 Neighborhood Diabetes engaged in improper sales practices by automatically refilling certain prescriptions for MassHealth patients. The Company responded to this letter, stating that Neighborhood Diabetes’ refill practices during the period in question were appropriate and consistent with applicable laws. The Company entered into a Settlement and Release Agreement and paid approximately $1.5 million in connection with the settlement of this matter in the first quarter of 2015. This amount was previously accrued as of December 31, 2014 and was recorded through discontinued operations.
In July 2015, the Company reached a settlement agreement for $0.8 million with the Massachusetts Department of Revenue for sales and use tax audits related to Neighborhood Diabetes, which included a $2.9 million reduction of the previously recorded liability and a credit to discontinued operations in the second quarter.
The Company received a warning letter from the FDA in June 2015 that related to the release of certain lots of OmniPods that did not conform to final acceptance criteria. A voluntary recall of the identified lots was issued and the Company incurred $0.1 million as warranty expense. The Company has replied to the FDA’s letter, and received a response indicating that its corrective actions appear to have adequately addressed the issue outlined in the letter.
In November 2015, the Company initiated a voluntary Field Safety Notification after identifying 18 lots of OmniPod product which been distributed and had a slight increase in the reported cases in which the needle mechanism failed to deploy or there was a delay in the deployment of the needle mechanism. There were an additional 41 lots of product manufactured in this condition which were contained prior to distribution and will ultimately be scrapped. The Company incurred $0.4 million as warranty expense due to this Field Safety Notification.
Between May 5, 2015 and June 16, 2015, three class action lawsuits were filed by shareholders in the U.S. District Court, Massachusetts, against the Company and certain individual current and former executives of the Company. Two suits subsequently were voluntarily dismissed. Arkansas Teacher Retirement System v. Insulet, et al., 1:15-cv-12345, which remains outstanding, alleges violations of Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 by making allegedly false and misleading statements about the Company’s business, operations, and prospects. The lawsuit seeks, among other things, compensatory damages in connection with the Company’s allegedly inflated stock price between May 7, 2013 and April 30, 2015, as well as attorneys’ fees and costs. Due in part to the preliminary nature of this matter, the Company currently cannot reasonably estimate a possible loss, or range of loss, in connection with this matter.
The Company is, from time to time, involved in the normal course of business in various legal proceedings, including intellectual property, contract employment and product liability suits. Although the Company is unable to quantify the exact financial impact of any of these matters, the Company believes that none of these currently pending matters will have an outcome material to its financial condition or business.
Note 14. Equity
The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10, Compensation — Stock Compensation (“ASC 718-10”), which requires all share-based payments to employees, including grants of employee stock options and restricted stock units, to be recognized in the income statement based on their fair values. Share-based payments that contain performance conditions are recognized when such conditions are probable of being achieved.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In July 2014, in connection with the extinguishment of $28.5 million in principal amount of 3.75% Notes, the Company issued 348,535 shares of its common stock to the holders representing the conversion premium.
Stock-based compensation expense from continuing operations related to share-based awards recognized in the years ended December 31, 2015, 2014 and 2013 was $18.7 million, $22.0 million and $12.4 million, respectively, and was calculated on awards ultimately expected to vest. Stock-based compensation expense from discontinued operations related to share-based awards was $0.5 million, $0.5 million and $0.3 million for the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, the Company had $37.6 million of total unrecognized compensation expense related to unvested stock options and restricted stock units.
Stock Options
In May 2007, in conjunction with the Company's initial public offering, the Company adopted its 2007 Stock Option and Incentive Plan (the "2007 Plan"). The 2007 Plan was amended and restated in November 2008, May 2012 and May 2015 to provide for the issuance of additional shares and to amend certain other provisions. Under the 2007 Plan, awards may be granted to persons who are, at the time of grant, employees, officers, non-employee directors or key persons (including consultants and prospective employees) of the Company. The 2007 Plan provides for the granting of stock options, restricted stock units, stock appreciation rights, deferred stock awards, restricted stock, unrestricted stock, cash-based awards, performance share awards or dividend equivalent rights. Options granted under the 2007 Plan generally vest over a period of four years and expire ten years from the date of grant. As of December 31, 2015, 6,152,904 shares remain available for future issuance under the 2007 Plan.
In the year ended December 31, 2015, the Company awarded 194,500 shares of performance-based incentive stock options. The stock options were granted under the 2007 Plan and vest over a four year period from the grant date with the potential of an accelerated vesting period pursuant to the achievement of certain performance conditions.
The Company uses the Black-Scholes option pricing model to determine the weighted-average fair value of options granted. The Company determines the intrinsic value of restricted stock and restricted stock units based on the closing price of its common stock on the date of grant. The Company recognizes the compensation expense of share-based awards on a straight-line basis for awards with only service conditions and on an accelerated method for awards with performance conditions. Compensation expense is recognized over the vesting period of the awards.
The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and the following assumptions, including expected volatility, expected life of the awards, the risk-free interest rate, and the dividend yield.

•
Expected volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period and is computed over expected terms based upon the historical volatility of the Company's stock.

•
The expected life of the awards is estimated based on the midpoint scenario, which combines historical exercise data with hypothetical exercise data for outstanding options, as the Company believes this data currently represents the best estimate of the expected life of a new employee option. The Company stratifies its employee population into two groups based upon organizational hierarchy.

•	The risk-free interest rate assumption is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

•
The dividend yield assumption is based on Company history and expectation of paying no dividends. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company evaluates the assumptions used to value the awards on a quarterly basis and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.
The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option pricing model, based on the following assumptions:

	Years Ended December 31,
	2015	2014	2013
Risk-free interest rate	1.16% - 1.75%	0.12% - 1.98%	0.93% - 1.91%
Expected term (in years)	4.86 - 5.25	1.0 - 6.25	6.25
Dividend yield	—	—	—
Expected volatility	37% - 38%	37% - 63%	63% - 66%
The Company grants share-based awards to employees in the form of options to purchase the Company’s common stock, the ability to purchase stock at a discounted price under the employee stock purchase plan and restricted stock units. The weighted average grant date fair value of options granted for the years ended December 31, 2015, 2014 and 2013 was $11.09, $15.88 and $15.42, respectively.
The following summarizes the activity under the Company’s stock option plans:

	Number of Options (#)	Weighted Average Exercise Price ($)	Aggregate Intrinsic Value ($)
			(In thousands)
Balance, December 31, 2014	1,847,669	$26.99
Granted	2,002,141	32.48
Exercised(1)	(449,149)	16.03	$8,582
Canceled	(401,462)	33.20
Balance, December 31, 2015	2,999,199	$31.37	$20,743
Vested, December 31, 2015(2)	947,909	$27.91	$9,613
Vested and expected to vest, December 31, 2015(2)(3)	2,685,514		$18,899

(1)
The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock as of the date of exercise and the exercise price of the underlying options. The aggregate intrinsic value of options exercised in the years ended December 31, 2015, 2014 and 2013 was $8.6 million, $20.4 million and $17.8 million, respectively,

(2)
The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock as of December 31, 2015, and the exercise price of the underlying options.

(3)
Represents the number of vested options as of December 31, 2015, plus the number of unvested options expected to vest as of December 31, 2015, based on the unvested options outstanding at December 31, 2015, adjusted for the estimated forfeiture.

At December 31, 2015 there were 2,999,199 options outstanding with a weighted average exercise price of $31.37 and a weighted average remaining contractual life of 8.4 years. At December 31, 2015 there were 947,909 options exercisable with a weighted average exercise price of $27.91 and a weighted average remaining contractual life of 6.9 years.
Employee stock-based compensation expense from continuing operations related to stock options in the years ended December 31, 2015, 2014 and 2013 was $9.1 million, $7.6 million and $4.5 million, respectively, and was based on awards ultimately expected to vest. Employee stock-based compensation expense from discontinued operations related to stock options was $0.1 million for each of the years ended December 31, 2015, 2014 and 2013, respectively. At December 31, 2015, the Company had $20.7 million of total unrecognized compensation expense related to stock options that will be recognized over a weighted average vesting period of 1.4 years.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Employee Stock Purchase Plan
The Employee Stock Purchase Plan (“ESPP”) authorizes the issuance of up to a total of 380,000 shares of common stock to participating employees.
All employees who are employed by the Company 20 days prior to the first day of the offering period and whose customary employment is for more than 20 hours a week are eligible to participate in the ESPP. Any employee who owns 5% or more of the voting power or value of shares of the Company’s common stock is not eligible to purchase shares under the ESPP.
The Company will make one or more offerings each year to employees to purchase stock under the ESPP. Offerings usually begin on each January 1 and July 1 and continue for six-month periods, referred to as offering periods.
Each employee who is a participant in the Company’s ESPP may purchase shares by authorizing payroll deductions of up to 10% of his or her cash compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the common stock on the last day of the offering period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock, valued at the start of the purchase period, under the ESPP in any calendar year.
The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with the Company for any reason.
The ESPP may be terminated or amended by the Board of Directors at any time. An amendment to increase the number of shares of common stock that is authorized under the ESPP and certain other amendments require the approval of stockholders.
The Company issued 22,039 shares of common stock in 2015, 13,620 shares of common stock in 2014 and 12,970 shares of common stock in 2013 to employees participating in the ESPP. The Company recorded approximately $0.1 million of stock-based compensation expense related to the ESPP in each of the years ended December 31, 2015, 2014 and 2013.
Restricted Stock Units
In the year ended December 31, 2015, the Company awarded 708,446 restricted stock units to certain employees and non-employee members of the Board of Directors, which included 114,287 restricted stock units subject to the achievement of performance conditions (performance-based restricted stock units). The Company recognized stock compensation expense of $1.4 million in 2015 as it expects a portion of the performance-based restricted stock units granted will be earned based on its evaluation of the performance criteria at December 31, 2015. The restricted stock units were granted under the 2007 Plan and vest annually over a three year period from the grant date.
The restricted stock units granted have a weighted average fair value of $30.37 per share based on the closing price of the Company’s common stock on the date of grant. The restricted stock units granted during the year ended December 31, 2015 were valued at approximately $21.5 million on their grant date, and the Company is recognizing the compensation expense over the vesting period. Approximately $8.1 million, $14.3 million and $7.8 million of stock-based compensation expense from continuing operations related to the vesting of non-performance based restricted stock units was recognized in the years ended December 31, 2015, 2014 and 2013, respectively. Employee stock-based compensation expense recognized from discontinued operations related to the vesting of non-performance based restricted stock units was $0.4 million, $0.4 million and $0.3 million in the years ended December 31, 2015, 2014 and 2013, respectively, and was based on awards ultimately expected to vest. Approximately $16.9 million of the fair value of the restricted stock units remained unrecognized as of December 31, 2015 and will be recognized over a weighted average period of 1.1 years. Under the terms of the awards, the Company will issue shares of common stock on each of the vesting dates.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the status of the Company’s restricted stock units:

	Number of Shares (#)	Weighted Average Fair Value ($)
Balance, December 31, 2014	746,612	$31.40
Granted	708,446	30.37
Vested	(271,118)	28.96
Forfeited	(371,975)	33.00
Balance, December 31, 2015	811,965	$30.58
Shareholder Rights Plan
In November 2008, the Board of Directors of the Company adopted a shareholder rights plan (the "Shareholder Rights Plan”), as set forth in the Shareholder Rights Agreement between the Company and the rights agent, the purpose of which is, among other things, to enhance the ability of the Board of Directors to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of the Company is made in the future. The Shareholder Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring the Company or a large block of the Company’s common stock.
In connection with the adoption of the Shareholder Rights Plan, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on November 15, 2008. In addition, one Right will automatically attach to each share of common stock issued between November 15, 2008 and the distribution date. The Rights currently are not exercisable and are attached to and trade with the outstanding shares of common stock. Under the Shareholder Rights Plan, the Rights become exercisable if a person or group becomes an “acquiring person” by acquiring 15% or more of the outstanding shares of common stock or if a person or group commences a tender offer that would result in that person or group owning 15% or more of the common stock. If a person or group becomes an “acquiring person,” each holder of a Right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of the Company’s preferred stock which are equivalent to shares of common stock having a value of twice the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a Right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the Right.
Note 15. Defined Contribution Plan
The Insulet 401(k) Retirement Plan (the “401(k) Plan”) is a defined contribution plan in the form of a qualified 401(k) plan, in which substantially all employees are eligible to participate upon hire. Eligible employees may elect to contribute 100% of their eligible compensation up to the IRS maximum. The Company has the option of making both matching contributions and discretionary profit-sharing contributions to the 401(k) Plan. Since 2011, the Company has offered a discretionary match of 50% for the first 6% of an employee’s salary that was contributed to the 401(k) Plan. The Company match vests after the employee attains one year of service. The total amount contributed by the Company under the 401(k) Plan for continuing operations was $1.6 million, $1.1 million and $0.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. Contributions for discontinued operations were not significant during those same periods.
Note 16. Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect in the years in which the differences are expected to reverse. The Company reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, and the expected timing of the reversals of existing temporary differences and tax planning strategies. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company follows the provisions of FASB ASC 740-10, Income Taxes (“ASC 740-10”) on accounting for uncertainty in income taxes recognized in its financial statements. ASC 740-10 prescribes a recognition threshold

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, ASC 740-10 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company recognizes estimated interest and penalties for uncertain tax positions in income tax expense.
The Company files federal, state and foreign tax returns. These returns are generally open to examination by the relevant tax authorities from three to four years from the date they are filed. The tax filings relating to the Company's federal and state tax returns are currently open to examination for tax years 2011 through 2013 and 2010 through 2013, respectively. In addition, the Company has generated tax losses since its inception in 2000. These years may be subject to examination if the losses are carried forward and utilized in future years.
At December 31, 2015 and December 31, 2014, the Company provided a valuation allowance for the full amount of its net deferred tax asset because it is not more likely than not that the future tax benefit will be realized.
Income tax expense from continuing operations consists of the following (in thousands):

	Years Ended December 31,
	2015	2014	2013
Current:
Federal	$—	$—	$(76)
State	72	57	94
Non-U.S.	321	3	4
Total current expense	393	60	22
Deferred:
Federal	—	—	—
State	—	—	—
Non-U.S.	(181)	—	—
Total deferred expense	(181)	—	—
Total income tax expense	$212	$60	$22
Income tax expense from discontinued operations was not significant for the years ended December 31, 2015, 2014 and 2013.
The following table reconciles the federal statutory income rate to the Company's effective income tax rate:

	Year Ended December 31,
	2015	2014	2013
Tax at U.S. statutory rate	34.00%	34.00%	34.00%
Changes from statutory rate:
State taxes, net of federal benefit	3.06	1.56	(8.28)
Tax credits	1.51	1.36	5.28
Permanent items	(2.09)	(1.32)	(5.79)
Change in valuation allowance	(37.11)	(32.13)	(24.82)
Other	0.28	(3.60)	(0.44)
Effective income tax rate	(0.35)%	(0.13)%	(0.05)%
Pre-tax income attributable to the Company's operations located outside the U.S. was approximately $0.3 million, $0.1 million and $0.1 million for 2015, 2014 and 2013, respectively. In general, it is the Company's practice and intention to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2015, the Company has chosen to indefinitely reinvest approximately $0.1 million of earnings of certain of its non-U.S. subsidiaries. Generally, such amounts become subject to U.S taxation upon the remittance of dividends and under certain other circumstances. No provision has been recorded for U.S. income taxes that could be incurred upon repatriation. It is not practical to estimate the amount of deferred tax liability related to such earnings.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant components of the Company’s deferred tax assets (liabilities) related to continuing operations consists of the following (in thousands):

	As of December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$172,815	$159,840
Start up expenditures	1,168	1,416
Tax credits	8,173	6,968
Provision for bad debts	1,724	1,809
Depreciation and amortization	2,472	905
Other	13,022	7,600
Total deferred tax assets	$199,374	$178,538
Deferred tax liabilities:
Prepaids	$(1,249)	$(935)
Amortization of debt discount	(9,503)	(11,947)
Goodwill	(383)	(304)
Total deferred tax liabilities	$(11,135)	$(13,186)
Valuation allowance	$(188,442)	$(165,656)
Net deferred tax liabilities	$(203)	$(304)
In the future, the Company will generate additional deferred tax assets and liabilities related to its amortization of acquired intangible assets for tax purposes because these long-lived intangible assets are not amortized for financial reporting purposes. The tax amortization in future years will give rise to a temporary difference and a tax liability, which will only reverse at the time of ultimate sale or further impairment of the underlying intangible assets. Due to the uncertain timing of this reversal, the temporary difference cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the tax liability cannot be used to offset the deferred tax asset related to the net operating loss carryforward for tax purposes that will be generated by the same amortization. Deferred tax expense related to goodwill was allocated to discontinuing operations of $0.1 million for each of the years ended December 31, 2015, 2014 and 2013, respectively. Deferred taxes related to discontinued operations as of December 31, 2015 included $5.6 million deferred tax assets, $0.7 million of deferred tax liabilities and a valuation allowance of $5.0 million. Deferred tax assets and liabilities related to discontinued operations as of December 31, 2014 were approximately $5 million and $5 million, respectively.
A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of the available evidence, both positive and negative, the Company has determined that a $188.4 million valuation allowance at December 31, 2015 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The Company provided a valuation allowance for the full amount of its net deferred tax asset for the years ended December 31, 2015 and 2014 because it is not more likely than not that the future tax benefit will be realized. In the year ended December 31, 2015, the Company’s valuation allowance increased by $22.7 million to $188.4 million from the balance at December 31, 2014 of $165.7 million. The increase in the valuation allowance related to continuing operations is primarily attributable to an increase in net operating loss carryforwards and other assets. The increase in the valuation allowance related to discontinued operations was related to a decrease in deferred tax liabilities related to acquired intangibles as a result of an impairment charge recorded during the period.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2015, the Company had approximately $532.0 million, $285.6 million and $8.2 million of federal net operating loss carryforwards, state net operating loss carryforwards and research and development and other tax credits, respectively from continuing operations. If not utilized, these federal carryforwards will begin to expire in 2020 and will continue to expire through 2035, and the state carryforwards will continue to expire through 2035. At December 31, 2014, the Company had approximately $495.0 million, $242.0 million and $7.0 million of federal net operating loss carryforwards, state net operating loss carryforwards and research and development and other tax credits, respectively from continuing operations. The utilization of such net operating loss carryforwards and the realization of tax benefits in future years depends predominantly upon having taxable income. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards which may be used in future years. There will be a yearly limitation placed on the amount of net operating loss available for use in future years. Additionally, it is probable that a portion of the research and development tax credit carryforward may not be available to offset future income.
As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities does not include certain deferred tax assets as of December 31, 2015 and December 31, 2014, that arose directly from tax deductions related to equity compensation greater than compensation recognized for financial reporting. Equity will be increased by $22.6 million if and when such deferred tax assets are ultimately realized. The Company utilizes ASC 740 ordering when excess tax benefits have been realized.
The Company had no unrecognized tax benefits at December 31, 2015.
Note 17. Change in Accounting Estimate
The Company capitalizes eligible software development costs, including salaries and payroll-related costs of employees who devote time to the development. Capitalization begins when a detail program design is completed and technological feasibility has been established. These costs are amortized on a straight-line basis over the estimated useful life. In the second quarter of 2015, based on changes in one of the Company's ongoing projects, the Company determined that the detailed program designs were no longer sufficiently complete to establish technological feasibility of this project. As such, all costs previously capitalized for this project, approximately $1.3 million, and all subsequent costs incurred through December 31, 2015, approximately $9.2 million, have been recorded to research and development expense.
The Company records inventory at cost according to ASU No. 330, Inventory ("ASU 330"). In the third quarter of 2015, the Company identified that certain lots of OmniPods had increased complaints relating to the deployment of the needle mechanism. The Company believes that all goods produced with the specific tooling changes of needle mechanism components are subject to replacement, including certain OmniPod lots that were held as inventory. As such, the Company has determined that it will not recover any amounts related to this inventory. Accordingly, this change in estimate increased our cost of revenue in the year ended December 31, 2015 by approximately $7.3 million.

Exhibit 99.5

18. Discontinued Operations
In February 2016, the Company sold Neighborhood Diabetes to Liberty Medical for approximately $5 million in cash, subject to certain customary closing adjustments. The financial statements have been adjusted to reflect the discontinued operations of Neighborhood Diabetes. The results of operations, assets, and liabilities of Neighborhood Diabetes, are classified as discontinued operations for all periods presented, except for certain corporate overhead costs which remain in continuing operations.
In connection with the 2016 disposition, the Company entered into a transition services agreement pursuant to which Insulet is providing various services to Liberty Medical on an interim transitional basis. The services generally commenced on the separation date and terminate six months following the closing. Services provided by Insulet include certain information technology and back office support. The charges for such services are generally intended to allow the service provider to recover all out-of-pocket costs. Billings by Insulet under the transition services agreement will be recorded as a reduction of the costs to provide the respective service in the applicable expense category in the consolidated statements of operations. This transitional support is to provide Liberty Medical the time required to establish its stand-alone processes for such activities that were previously provided by Insulet as described above and does not constitute significant continuing support of Liberty Medical's operations.
Following the disposition, the Company entered into a distribution agreement with the Neighborhood Diabetes subsidiary of Liberty Medical to continue to act as a distributor for the Company's products.
The following is a summary of the operating results of Neighborhood Diabetes included in discontinued operations:

	Years Ended December 31,
(In thousands)	2015	2014	2013
Discontinued operations:
Revenue	$60,332	$57,399	$61,945
Cost of revenue	45,449	41,237	39,319
Gross profit	14,883	16,162	22,626
Operating expenses:
Sales and marketing	9,945	10,292	10,518
General and administrative(1)	16,967	9,293	14,568
Total operating expenses	26,912	19,585	25,086
Interest and other income (expense), net	190	(55)	44
Loss from discontinued operations before taxes	(11,839)	(3,478)	(2,416)
Income tax expense	(79)	(82)	(78)
Loss from discontinued operations	$(11,918)	$(3,560)	$(2,494)

(1)	Included in general and administrative expenses for the year ended December 31, 2015 is a charge of $9.1 million related to the impairment of the Neighborhood Diabetes asset group.
Depreciation and amortization expense included in discontinued operations was $3.3 million, $4.5 million and $5.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Exhibit 99.5

The following is a summary of the Neighborhood Diabetes assets and liabilities presented as discontinued operations:

	December 31, 2015	December 31, 2014
(In thousands)
ASSETS
Accounts receivable, net	$5,857	$4,639
Inventories, net	2,019	1,649
Prepaid expenses and other current assets	1,376	1,352
Current assets of discontinued operations	9,252	7,640
Property and equipment, net	—	127
Intangible assets, net	1,788	14,064
Goodwill	140	140
Other non-current assets	28	23
Long-term assets of discontinued operations	1,956	14,354
Total assets of discontinued operations	$11,208	$21,994
LIABILITIES
Accounts payable	$3,436	$2,079
Accrued expenses and other current liabilities	1,883	5,853
Current liabilities of discontinued operations	5,319	7,932
Total liabilities of discontinued operations	$5,319	$7,932

Net operating cash flows used by discontinued operations were $3.2 million for the year ended December 31, 2015. Net operating cash flows provided by discontinued operations were $0.2 million, and $0.3 million for the years ended December 31, 2014 and 2013, respectively.
19. Quarterly Data (Unaudited)

	2015 Quarters ended
	December 31(1)	September 30	June 30	March 31
	(In thousands, except per share data)
Revenue	$83,801	$71,393	$60,551	$48,148
Gross profit	$41,993	$31,570	$30,515	$29,193
Net loss from continuing operations, net of taxes	$(15,909)	$(17,985)	$(17,267)	$(10,442)
Income (loss) from discontinued operations, net of taxes	$(11,418)	$(942)	$1,835	$(1,392)
Net loss	$(27,327)	$(18,927)	$(15,432)	$(11,834)
Net loss per share from continuing operations	$(0.28)	$(0.31)	$(0.30)	$(0.18)
Net loss per share from discontinued operations	$(0.20)	$(0.02)	$0.03	$(0.03)

(1)	Included in loss from discontinued operations for the fourth quarter of 2015 was a charge of $9.1 million related to the impairment of the Neighborhood Diabetes asset group.

INSULET CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2014 Quarters ended
	December 31	September 30	June 30(2)	March 31
	(In thousands, except per share data)
Revenue	$58,364	$60,027	$57,577	$55,353
Gross profit	$33,118	$33,743	$31,831	$28,434
Net loss from continuing operations, net of taxes	$(4,591)	$(10,568)	$(27,798)	$(4,983)
Loss from discontinued operations, net of taxes	$(809)	$(277)	$(1,313)	$(1,161)
Net loss	$(5,400)	$(10,845)	$(29,111)	$(6,144)
Net loss per share from continuing operations	$(0.08)	$(0.19)	$(0.50)	$(0.09)
Net loss per share from discontinued operations	$(0.01)	$—	$(0.03)	$(0.02)

(2)	Included in net loss for the second and third quarters of 2014 was a charge of $18.9 million and $4.3 million, respectively, related to the loss from extinguishment of long-term debt.

Exhibit 99.5

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
The following table sets forth activities in our accounts receivable reserve and deferred tax valuation allowance accounts:

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
	(In thousands)
Year Ended December 31, 2015
Allowance for doubtful accounts (1)	$5,837	$1,184	$2,567	$4,454
Deferred tax valuation allowance (1)	165,020	28,418	33	193,405
Year Ended December 31, 2014
Allowance for doubtful accounts (1)	$7,133	$3,254	$4,550	$5,837
Deferred tax valuation allowance (1)	158,323	21,070	14,373	165,020
Year Ended December 31, 2013
Allowance for doubtful accounts (1)	$6,627	$4,741	$4,235	$7,133
Deferred tax valuation allowance (1)	145,927	32,050	19,654	158,323
(1) Includes the amount classified as discontinued operations on the balance sheet and related activity